Exhibit 10.8

Lugano, November 2, 2020

Re:	Your employment at GT Gain Therapeutics SA, Lugano:

Dear Mr. Calabrese:

In accordance with our previous understandings, we wish to confirm that it is the intention of GT Gain Therapeutics SA, (hereinafter the “Company”) to enter into this indefinite term employment agreement upon the terms and conditions hereinafter specified.

1.	Duties – Place of work

1.1	You will be employed by the Company as Executive, effective from November 2nd, 2020, to perform the duties of “Chief Financial Officer” of the Company on a full time basis and reporting ultimately to the Chief Executive Officer of Gain Therapeutics Inc (hereinafter the “Parent Company”).

1.2	Your position implies that you may be appointed to corporate offices (e-g. director, managing director, chief financial officer, representative of a branch) in the Parent Company and/or other Gain Therapeutics Group companies. You hereby acknowledge that the compensation provided for under paragraph 2.1 below has been negotiated also in order to compensate any services rendered by you in the above corporate offices and therefore you shall not be entitled to any further or specific compensation for any such corporate offices.

1.3	As an employee of the Company, you hereby undertake, for as long as you are employed, to devote your attention and ability to the duties of your employment, and faithfully and diligently perform your duties and exercise only such powers as are consistent with them. In particular, you shall (i) comply with all lawful and reasonable directions given by the Chief Executive Officer of the Parent Company or the persons/committees delegated by the Chief Executive Office of the Parent Company, (ii) use your reasonable endeavours to promote the interests of the Company and (iii) keep the Chief Executive Officer of the Parent Company informed (in writing if so requested) of your conduct of business and provide such explanations as they may reasonably require.

1.4	You will be based in the office of GT Gain Therapeutics SA located in Via Pietro Peri 9D, Lugano which is your primary working place however you can also work from your home unless you will be required to be physically present in Lugano. The fulfilment of your responsibilities may also make it necessary for you to travel abroad.

2.	Compensation

2.1	As compensation for the services rendered in favour of the Company, you will receive a base salary of Euro 220,000.00 (hereinafter the “Base Salary”), gross of any applicable tax and social security withholdings. Your Base Salary shall be reviewed annually by the Chief Executive Officer of the Parent Company and in light of such review may be increased (but not decreased) taking into account any change in your responsibilities, your performance and any other factors the Board of Directors and President deems relevant. In addition, you will be paid a signing bonus of Euro 18,500.

2.3	The Base Salary wiil be paid in 12 (twelve) monthly instalments, gross of any applicable tax and social security withholdings to be paid on the 26th day of each month.

2.4	You hereby undertake not to disclose and keep confidential the terms of your economic treatment. You hereby waive any privacy or confidentiality rights you may have if the Company is required to or chooses to disclose, including publicly, the terms of your economic treatment, including fling this Agreement as an exhibit to its registration statements or reports filed with the Securities and Exchange Commission, other regulators and/or any securities exchange upon which the Company’s securities are listed or traded.

3.	Fringe Benefits

3.1	The Company will provide you with a laptop and mobile phone for the performance of your duties. In case you decide to use your personal mobile phone the Company will recognize a fixed monthly reimbursement of Euro 100. In such case you will be entitled to use such phone also for private purposes in accordance with the Company’s internal regulation in its respective relevant version and in compliance with the applicable tax and social security regulations in force in Switzerland.

3.2	You will be eligible for all general employee benefit plans and programs provided to all employees of the Company, including improvements or modifications of the same.

4.	Bonus

4.1	You may be eligible to receive an annual bonus in cash (hereinafter, the “Bonus”) in accordance with the Company’s internal rules as applied from time to time, targeted at 30% of your Base Salary, upon achievement of the objectives to be determined by the Chief Executive Officer of the Parent Company.

4.2	All bonuses will be awarded at the sole discretion of the Company. Therefore, the granting of a Bonus in a given year will not entitle you to receive the Bonus in the following years.

4.3	You shall be eligible to participate in a stock option plan and entitles to receive an amount of stock option representing 1% of the Parent Company capital and according to the terms and conditions of the related incentive plan reserved to employees, consultants and collaborators. At any time that the Parent Company capital increases, you will be entitled to receive additional grants so that your options pool will be not less than 1% of the Company’s valuation.

5.	Working time

5.1	In light of the particular duties pertaining to your employment relationship, you shall not be subject to a specific working time (the average of 40 hours weekly working time shall be a guideline) and, therefore, you shall not be entitled to any further compensation in addition to your Base Salary, nor you shall be entitled to specific pay for overtime. In any case, you undertake to commit 100% of your professional time to the services to be rendered in favour of the Company pursuant to this agreement.

6.	Term

6.1	Your employment relationship shall be effective from November 2nd, 2020 and shall be deemed for an indefinite term, commencing from the date hereof.

7.	Duty of loyalty, confidentiality and other duties

7.1	During the performance of your employment relationship with the Company, you undertake not to engage in any activities, directly or indirectly, which can be deemed in violation of your duty of loyalty towards the Company including - whether alone or jointly with any other person, company or entity, and whether directly or indirectly, and whether as director, officer, agent, promoter, manager, employee or consultant of, in or to any other person, company or entity - carrying out any activities in competition with the business of the Company.

7.2	You shall not, at any time - whether during the term of the employment with the Company or after its termination, for any reason - divulge to any other entity or person any confidential information concerning the Company’s financial affairs or business processes or methods or its research, development or marketing programs or plans, any of its trade secrets, any of its customers and suppliers. You acknowledge that all information, the disclosure of which is prohibited under these provisions, is of a confidential and proprietary character and of great value to the Company.

7.3	You further agree to deliver promptly to the Company, upon termination of the employment with the Company for any reason, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, software, electronic/digital media records, and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which you may then possess or have under your control.

8.	Restrictive covenants

8.1	You hereby further covenant and undertake to the Company that you will not:

(i)	solicit, approach or entice away from the Company any officer, employee, consultant or agent whether or not that person would commit a breach of his/her employment/ consultancy/agency agreement by reason of leaving service;

(ii)	canvass, solicit, approach or entice away from the Company any person/company who is a customer of the Company;

(iii)	canvass, solicit, approach or entice away from the Company any person/company who/which supplied good or services to the Company during the performance of your employment relationship, or interfere or seek to interfere or take steps which may interfere with supplies to the Company or with the terms of business relating to such supplies.

8.2	It is understood that you cannot carry out any of the activities under paragraph 8.1 above whether directly or indirectly, whether alone or jointly with any other person, company or entity, and whether as shareholder, director, manager, officer, employee, agent, promoter, consultant of, in or to any other person, company or entity.

8.3	You shall procure that, except as provided for under paragraph 8.1 above, no entity owned or controlled directly or indirectly by you (whether alone or together with one or more persons) will act in such a way as would be a breach of the obligations contained in this Section 8 if you were so to act.

9.	Business travel

9.1	You are entitled to obtain reimbursement of the relevant out of pocket expenses borne in connection with performance of business travels, upon delivery of the pertinent documentation, which has to be in compliance with the applicable tax regulations and Company’s policy in its respective relevant version.

10.	Holidays

10.1	You are entitled to an annual paid vacation period equal to 25 (twenty-five) business days that may be carried over from year-to-year. You shall be entitled to a cash payment for any unused paid time off days.

11.	Termination

11.1	Each of the parties may terminate the employment relationship for the reasons and following the procedures set forth in statutory provisions and in the applicable law.

11.2	Employment may be terminated by either party as of the end of the month, with a notice period of six months. Notice must in any case be given in writing.

11.3	After termination of the employment relationship you are bound by the restrictions as set out by law or in this employment agreement, your duty of confidentiality according to clause 7.2 of this agreement persist without limitation during the notice period as well as for the time after termination of this employment relationship.

11.4	Upon termination of your employment relationship, irrespective of the reason thereto, you shall be obliged to return all material and property belonging to the Company.

11.5	Upon termination of your employment relationship, irrespective of the reason thereto, you shall be entitled to (a) all accrued but unpaid Base Salary and benefits up to and including the date of termination, or, in the case of your death, accrued to the last day of the month in which the death occurs, (b) exercise your vested options to purchase ordinary shares of the Company in accordance with the terms set forth herein, except in the case of your death or disability, in which case you or your estate, as applicable, shall have the right to exercise all vested options, at a minimum, during the one year period from the date of death or disability, and (c) any payment owed or due to you, but not yet paid, pursuant to your Bonus.

11.6	Where a Change In Control occurs (as defined below) and/or your employment is terminated even without Cause (as defined below), by the Company or by you within 24 (twenty four) months from the date of the Change of Control or you resign within 24 months of the date of the Change In Control and/or for Good Reason (as defined below), you will be entitled to receive, severance pay equal to (a) an amount equal to the aggregate of (i) 2.0 times your annual Base Salary in effect at such time of termination, (ii) 2.0 times the greater of the average of the Bonuses received in the last 3 years of employment or the targeted Bonus for the year in which you are terminated or resign and (iii) the prorated targeted Bonus for the year in which you are terminated or resign as accrued in the course of the year of termination or resignation. In addition, in such a situation, all your unvested stock options will become fully vested and exercisable of the date of termination or resignation of employment and shall be exercisable for a period of 90 days after the date of termination or resignation. Finally, you shall be entitled to reimbursment of any legal expenses incurred in the course of enforcing amounts due under the paragraph 11.6

11.7	Should you elect to receive the severance payment referred to in paragraphs 11.6 above, no further sum shall be due and payable by the Company including but not limited to the notice period indemnity and the other indemnities and damages as well as any damages whatsoever. The payment of the relevant severance will be conditioned upon the execution by you of a waiver and release in the form established by the Company.

12.	Definitions

“Change In Control” shall mean:

(a)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(b)	The date a majority of members of the Board is replaced during any 12-month period with directors whose appointment or election is not endorsed by a majority of the members of the Board or a majority of the Directors then comprising the Nominating and Corporate Governance Committee before the date of the appointment or election (the “Incumbent Board”); provided, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c)	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(d)	Any transaction as a result of which any person, or more than one person acting as a group becomes the beneficiary, owner and/or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, (or has, during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, become the beneficiary, owner and/or “beneficial owner,” directly or indirectly) of securities of the Company representing at least 30% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (c), the term “person” shall indicate any person and/or entity except for:

(i)	A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

(ii)	A corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of Shares; and

(iii)	The Company.

“Termination for Cause” shall mean a termination by the Company when there is a cause triggering a termination without notice. By way of example, Cause shall mean any of the following: (i) your commitment of a felony or of any criminal act (not including traffic misdemeanors) involving moral turpitude which results in a conviction; (ii) your deliberate and continual refusal to perform satisfactorily in all material respects employment duties not inconsistent with this Agreement; (iii) an act of fraud or embezzlement by you; (iv) your wilful misconduct or negligence having a material adverse effect on the Company’s business; or (v) a material breach of this Agreement, including the loyalty provisions set forth in Paragraph 8.1, the Company’s code of conduct, the Company’s code of ethics or the Company’s insider trading policy. Determination as to whether or not a Cause exists for termination of the employment will be made in accordance with Swiss-laws.

“Resignation with Good Reason” shall mean a resignation of the employment by you due to (i) a material breach by the Company of its obligations under this Agreement, (ii) a material diminution of your authority, duties or responsibilities (including status, offices, titles and reporting requirements) so as to qualify a demotion, (iii) a material reduction in your Base Salary.

13.	Social security, tax at source and family allowances

13.1	The premiums for social security insurances prescribed by statute as well as any state impositions (such as but not limited to source taxes) according to the applicable law are deducted from the salary payments and from any other payment subject to such deductions.

13.2	If you are subject to the Swiss social security system, you are insured under the LAINF (Accident Insurance Law) against occupational accidents and against non-occupational accidents. The consequences of an accident are additionally covered by a complementary insurance (accident insurance in addition). The premiums for the occupational accident insurance are borne in full by the employer. The premiums for the non-occupational insurance and the complementary insurance are borne 50% by each party.

13.3.	You are admitted to the Company’s pension scheme, if you are subject to the Swiss social security system. In this case, the pension scheme benefits and the contributions to be paid are determined by the regulations in its respective relevant version.

14.	Sickness and salary continuation

Salary continuation in the event of sickness is governed by prescription of the law. In the event that the you are subject to the Swiss social security system, there exists an illness daily allowance insurance.

The scope and term of the insurance benefits paid in this case are determined by the condition of the insurance contract in force at the time, whereby the premiums are borne 50% by each party. Benefits paid by the insurance supersede entitlements for salary continuation according to the prescriptions of the law. The premiums are borne by employee and employer 50% each.

15.	Notice

15.1	Any notice or other communication to be given under this Agreement shall be in writing and addressed as follows:

-	for the Company:

GT Gain Therapeutics SA

Via Pietro Peri no. 9D 6900 Lugano, Switzerland

-	for Mr. Salvatore Calabrese:

Via Quintino Sella 2, 20121 Milano, Italia

16.	Governing law and Jurisdiction

16.1	Any other terms and conditions of your employment not expressly regulated herein shall be governed by the applicable provisions of Swiss law, which governs this contract and the relevant employment relationship.

17	Final provisions

17.1	This agreement is contingent upon issuance of the legally required permit authorizing the employee to perform work for employer in Switzerland.

17.2	Amendments to this agreement can only be agreed upon in writing

On behalf of GT Gain Therapeutics SA

Dr. Lorenzo Leoni, Chairman

Place and date, Lugano Nov 2, 2020

/s/ Lorenzo Leoni
Dr. Lorenzo Leoni

For full acceptance of the above terms

Mr. Salvatore Calabrese

Place and date, Lugano 11/2/2020

DocuSigned by:

/s/ Salvatore Calabrese